Exhibit 5.1

Tornier N.V. Fred. Roeskestraat 123 1076 EE Amsterdam The Netherlands	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date May 10, 2013

Tornier N.V.

Ladies and Gentlemen,

(1)	We have acted as counsel to the Company with respect to matters of Netherlands law in connection with the Registration.

Certain terms used in this opinion are defined in Annex A.

(2)	For the purpose of this opinion, we have examined and relied, upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Underwriting Agreement;

(b)	the Deed of Issuance of the Primary Shares;

(c)	the Deed of Incorporation;

(d)	the Deeds of Issuance of the Pre-Listing Shares;

(e)	the Deed of Issuance of the Initial Offering Shares;

(f)	the Deed of Issuance of the Overallotment Shares;

(g)	the Deed of Issuance of the October 2012 Shares;

(h)	the Corporate Resolutions;

(i)	the Extract;

(j)	the Offering Committee Resolution;

(k)	the Officers’ Certificate;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(l)	the Registration Statement;

(m)	the Shareholders’ Register;

(n)	the Prospectus; and

(o)	the Prospectus Supplement.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(c)	that the Corporate Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof; and

(d)	that the Shares will be subscribed for and accepted by the subscribers for them.

(4)	This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative guidance of the relevant authorities of the Netherlands, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(5)	Based upon and subject to the foregoing and to the further limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	When issued pursuant to the Deed of Issuance of the Primary Shares in the form reviewed by us, when the Deed of Issuance of the Primary Shares will be executed by a person authorized thereto and upon payment in full of the Primary Shares in accordance with the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and are non-assessable; and

(b)	the Secondary Shares have been validly issued, fully paid and are non-assessable.

(6)	The term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be required to make further contributions on such Share.

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(7)	This opinion and any issues arising under this opinion will be governed by the laws of the Netherlands.

(8)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

(9)	This opinion may only be relied upon in connection with the transaction to which the Prospectus Supplement relates.

(10)	We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and the sale of the Shares. We also consent to the reference to our firm under the heading “Legal Matters’’ in the Prospectus and Prospectus Supplement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Stibbe N.V.

/s/ Paul Quist	/s/ Marius Josephus Jitta

Paul Quist	Marius Josephus Jitta

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Annex A

Definitions

In this opinion:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Board of Directors” means the board of directors of the Company.

“Board of Directors Resolutions” means

(A)	the written resolutions and, as the case may be, minutes of a meeting of the managing board of the Company reflecting resolutions to issue the Pre-Listing Shares and written resolutions and, as the case may be, minutes of a meeting of the supervisory board of the Company reflecting resolutions approving the issuance of the Pre-Listing Shares;

(B)	the minutes of the meeting of the Board of Directors, held on August 26, 2010, resolving to, inter alia, (i) approving the Tornier N.V. 2010 Incentive Plan (the “Incentive Plan”) (ii) issue such number of ordinary shares as required to be issued in connection with the initial public offering of such ordinary shares on NASDAQ Global Select Market, and (ii) exclude all pre-emptive rights in relation to the issuance of such ordinary shares (the “August 2010 Board Meeting”) and a written resolution of the Company’s pricing committee installed by the Board of Directors in its August 2010 Board Meeting determining the offer price of the ordinary shares and the number of shares to be issued in connection with the public offering on NASDAQ Global Select Market;

(C)	the minutes of meeting of the Board of Directors held on October 28, 2010 inter alia, resolving to amend the Tornier N.V. Amended and Restated Stock Option Plan (the “Option Plan”) and the Tornier N.V. 2010 Employee Stock Purchase Plan (the “Stock Purchase Plan”);

(D)	the minutes of a meeting of the Board of Directors held on February 14, 2012, approving, inter alia, amending the Incentive Plan to increase the number of ordinary shares issuable under the Incentive Plan by 2,700,000;

(E)	the minutes of the meeting of the Board of Directors held on July 31, 2012 and August 20, 2012, resolving, inter alia, to issue such number of ordinary shares as to be determined by the M&A Transaction Committee (as defined therein) and to exclude all pre-emptive rights in relation to the issuance of such shares, and the certificate of the Company’s secretary dated October 4, 2012 relating to such minutes and a written resolution of the Company’s M&A Transaction Committee, dated October 4, 2012, determining that 1,941,270 ordinary shares in the capital of the Company were to be issued

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(F)	the written resolutions and, as the case may be, minutes of meetings of the Board of Directors reflecting resolutions to grant options to acquire ordinary shares under the Stock Purchase Plan and to grant options to acquire ordinary shares in the capital of the company and stock grants in the form of restricted stock units under the Incentive Plan;

(G)	the draft minutes of the meeting of the Board of Directors held on April 30, 2013 resolving, inter alia, to (i) issue a maximum of 6.4 million Primary Shares, whereby the exact number of Primary Shares is to be determined by the Offering Committee (as defined therein), (ii) exclude all pre-emptive rights in relation to the issuance of such Primary Shares and (iii) approve, ratify (bekrachtigen) and confirm (bevestigen) all issuances of ordinary shares in the capital of the Company, prior to the date of that resolution, and the certificate of the Company’s secretary dated May 9, 2013 relating to such minutes.

“Company” means Tornier N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam.

“Corporate Resolutions” means, collectively, the Board of Directors Resolutions and the Shareholders’ Resolutions.

“Deed of Incorporation” means the articles of association as currently in force pursuant to the deed of incorporation of the Company dated June 23, 2006 as amended, inter alia, by deed of amendment to the articles of association of the Company dated January 28, 2011 as a result of which (i) the Company has been converted (omgezet) from a private company with limited liability (besloten vennootschap) incorporated under the laws of the Netherlands into a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and (ii) 88,706,196 ordinary shares in the capital of the Company, each with a par value of EUR 0.01 have been combined into 29,568,732 ordinary shares, each with a par value of EUR 0.03, of which 29,568,720 ordinary shares were held by others than the Company and the Company’s articles of association (statuten) effective as lastly amended on February 8, 2011, which according to the Extract referred to below are the articles of association of the Company as currently in force;.

“Deed of Issuance of the Initial Offering Shares” means a deed of issuance executed by the Company dated February 8, 2011 pursuant to which 8,750,000 ordinary shares in the capital of the Company have been issued.

“Deed of Issuance of the October 2012 Shares” deed of issuance executed by the Company dated October 4, 2012, pursuant to which 1,941,270 ordinary shares in the capital of the Company have been issued.

“Deed of Issuance of the Overallotment Shares” the deed of issuance executed by the Company dated March 7, 2011 pursuant to which 721,274 ordinary shares in the capital of the Company have been issued.

“Deeds of Issuance of the Pre-Listing Shares” means the respective notarial deeds of (i) issuance of 88,916,196 ordinary shares with a nominal value of € 0.01 each in the capital of the Company (the ‘’Pre-Listing Shares’’), (ii) transfer of 210,000 Pre-Listing Shares to the Company (which shares have been cancelled pursuant to the Shareholders’ Resolution (defined hereinafter) with due observance of the requirements of the law of the Netherlands), and (iii) transfer of 36 Pre-Listing Shares to the Company.

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“Deed of Issuance of the Primary Shares” means a draft deed of issuance to be executed by the Company pursuant to which the Primary Shares will be issued.

“Incentive Plan” means the Tornier N.V. 2010 Incentive Plan.

“Extract” means an extract, dated as the date hereof, from the Trade Register of the Chamber of Commerce in the Netherlands (Kamer van Koophandel, afdeling Handelsregister) relating to the Company.

“Offering Committee Resolution” means a written resolution of the Company’s offering committee determining the offer price of the Shares and the number of Primary Shares to be issued.

“Officers Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex B.

“Primary Shares” means the up to 5,175,000 ordinary shares in the capital of the Company that will be issued by the Company to Cede & Co., as nominee of the Depository Trust Company, for the benefit of the Underwriters named in the Underwriting Agreement as set forth in the Underwriting Agreement, which amount includes up to 675,000 ordinary shares to be issued and sold pursuant to the exercise of the Underwriters’ option to purchase additional shares under Section 2 of the Underwriting Agreement.

“Prospectus” means the prospectus dated April 9, 2013.

“Prospectus Supplement” means the prospectus supplement in relation to the offering of the Shares dated May 9, 2013.

“Registration” means the registration of the offer and sale of the Shares with the SEC under the Act.

“Registration Statement” means the registration statement, on Form S-3 originally filed with the SEC on April 9, 2013 under the Act, as amended by the Prospectus Supplement, and relating to the offer and sale by the Company of the Shares as described therein.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Shares” means the up to 2,875,000 ordinary shares in the capital of the Company to be sold by the Selling Shareholders named in the Underwriting Agreement, which amount includes up to 375,000 ordinary shares to be sold pursuant to the exercise of the Underwriters’ option to purchase additional shares under Section 2 of the Underwriting Agreement.

“Shares” means, collectively, the Primary Shares and the Secondary Shares.

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“Shareholders Register” means a copy of the Company’s shareholders’ register.

“Shareholders ‘Resolutions” means

(A)	the minutes of the general meeting of shareholders of the Company, held on August 26, 2010, resolving to, inter alia, designate the Board for a term of five years as of August 26, 2010 as the competent body to:

(i)	issue shares and grant rights to subscribe for shares for a maximum term of five years, up to the amount of shares included in the authorised share capital as it will read from time to time; and

(ii)	restrict or exclude the pre-emptive rights pertaining to the shares (or rights to subscribe for shares)

(B)	a written resolution of the shareholders of the Company dated October 28, 2010, inter alia, approving the Stock Purchase Plan;

(C)	the minutes of the general meeting of shareholders of the Company held on June 27, 2012 inter alia, approving an amendment to the Incentive Plan to increase the number of ordinary shares issuable under the Incentive Plan by 2,700,000.

“Underwriting Agreement” means the purchase agreement, dated May 9, 2013 between the Company, the Selling Shareholders and the Underwriters (as defined therein).

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Annex B

TORNIER N.V.

OFFICER’S CERTIFICATE

May 10, 2013

THE UNDERSIGNED:

Kevin M. Klemz, company secretary to the board of directors and its committees of:

Tornier N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at 107EE Amsterdam, Fred. Roeskestraat 123, the Netherlands and registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 34250781 (the “Company”),

WHEREAS:

(A)	This is an Officer’s Certificate as referred to in the Exhibit 5.1 opinion of Stibbe N.V. dated the date hereof (“Opinion”). Capitalized terms used in this Officer’s Certificate have the meaning ascribed to them in Annex A of the Opinion.

HEREBY CERTIFIES THAT:

(I)	no resolution has been adopted concerning the statutory merger (juridische fusie) or demerger (splitsing), in each case involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company, no resolution has been adopted concerning the filing of a request for bankruptcy (faillissement) or for a suspension of payments (surseance van betaling) of the Company;

(II)	the Company has not received a notice from the relevant Chamber of Commerce concerning its dissolution under section 2:19a of the Netherlands Civil Code or from the competent district court (rechtbank) concerning its dissolution under section 2:21 of the Netherlands Civil Code;

(III)	the assets of the Company have not been placed under administration (onder bewind gesteld); and

(IV)	the Company has not been subjected to any or more of the insolvency and winding up proceedings set out in Annex A and Annex B to the Council Regulation (EC) no. 1346/2000 of 29 May 2000 on insolvency proceedings in any jurisdiction within the European Union or been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets.

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RELIANCE:

Stibbe N.V. may rely on this Officer’s Certificate (without personal liability for the undersigned).

IN WITNESS WHEREOF, the undersigned has executed this certificate effective as of the date written above.

TORNIER N.V.

By:	/s/ Kevin M. Klemz
Name:	Kevin M. Klemz
Its:	Vice President, Chief Legal Officer and Secretary

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